Exhibit 10.45

March 20, 2003

VIA HAND DELIVERY

Shawn M. O’Connor

Pharsight Corporation

Dear Shawn:

As we have discussed with you, Pharsight Corporation (the “Company”) in conjunction with Execustaff, Inc., is pleased to offer you a promotion to the position of Chief Executive Officer under the terms set forth in this letter.  Your promotion and the terms set forth in this letter agreement (“Agreement”) shall be effective as of February 13, 2003.

Promotion and New Position

You will be promoted from your current position of Chief Operating Officer to the position of Chief Executive Officer.  In your new position, you will report to the Company’s Board of Directors ( the “Board”).  Your areas of responsibility will include general management of and responsibility for the entire Company, and any other tasks requested by the Board.  Your office will continue to be located at the Company’s headquarters in Mountain View, California.  The Company continues to retain the discretion to change your position, duties, reporting relationship and work location, as it deems necessary.

Board Membership

In connection with your promotion, you were elected to the Board effective February 13, 2003.

Base Salary and Bonus Potential

As a result of your promotion, your annual base salary will be increased to two hundred eighty thousand dollars ($280,000), subject to standard payroll deductions and required withholdings, and paid on the Company’s normal payroll schedule.

Pursuant to the terms and conditions of the Company’s Management Incentive Bonus Program for its Executive Officers, you will be eligible to receive an annual performance bonus for Fiscal Year 2003 (“FY2003”) targeted at fifty percent (50%) of your previous and increased base salaries, each on a pro rata basis, subject to standard payroll deductions and required withholdings.  The Company’s Compensation Committee will determine in its sole discretion whether you have earned an annual bonus for FY2003, and the amount of any earned annual bonus, provided that, if you are actively employed as an employee in good standing as of the date that the FY2003 bonuses are paid, you are guaranteed to receive a FY2003 bonus of at least $30,000, subject to standard payroll deductions and required withholdings.

The Company may modify your compensation from time to time as it deems necessary.

Stock Options

Your current stock options are not affected by your promotion or this Agreement, and your stock option agreements will remain in full force and effect in accordance with their terms.  Subject to Board approval, the Company may grant you additional stock options at the next regularly scheduled meeting in April 2003.

Your September 2002 stock option grant of 250,000 shares will fully vest upon a Change in Control as defined below.

Employee Benefits

Your eligibility for Company-sponsored employee benefits is not affected by your promotion or this Agreement.

Proprietary Information and Inventions Agreement; Company Policies and Procedures

Your Proprietary Information and Inventions Agreement with the Company dated September 9, 2002 (the “Proprietary Information Agreement”) is not affected by your promotion or this Agreement, and the Proprietary Information Agreement will remain in full force and effect in accordance with its terms.  You will continue to be required to abide by the Proprietary Information Agreement as a condition of your employment.

In addition, you will continue to be required to abide by Pharsight’s policies and procedures, as may be in effect from time to time.

At-Will Employment Relationship

Your employment continues to be terminable at-will, and either you or the Company may terminate your employment relationship at any time, with or without Cause (defined below) or advance notice.

Severance Benefits

In the event that your employment is involuntarily terminated by the Company without Cause, as your sole severance benefits, for twelve (12) months following the termination date, the Company will continue to pay your base salary in effect on the termination date (the “Severance Payments”) and will pay the costs to continue your health care coverage under COBRA at the same level of coverage as in effect as of the termination date if you timely elect continued health care coverage (collectively, the “Severance Benefits”).  As a condition of your receipt of the Severance Benefits, you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company, and you must resign from your membership on the Board with such resignation to be effective on or before your employment termination date.  The Severance Payments will be paid on the Company’s normal payroll schedule and will be subject to standard deductions and withholdings.

For the purposes of this letter, “Cause” for your termination shall mean:  (a) your conviction of any felony or of any crime involving dishonesty; (b) your participation in any fraud or act of dishonesty against the Company; (c) the material breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) your intentional damage to, or willful misappropriation of, any property of the Company; (e) your material breach of any written agreement with the Company (including this

Agreement or your Proprietary Information Agreement); or (f) conduct, that in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

In addition, if, after a Change in Control (defined below), you resign from your employment with the Company and such resignation qualifies as a Resignation for Good Reason (defined below), you shall be entitled to receive the Severance Benefits, provided that you must first enter into a separation agreement with the Company that includes your general release of all known and unknown claims, in a form provided by the Company, and you must resign from your membership on the Board with such resignation to be effective on or before your employment termination date.

For the purposes of this letter, the occurrence of either of the following events shall constitute a “Change in Control”:  (a) the sale or lease of all or substantially all of the assets of the Company; or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in each case in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity purchasing such assets or surviving such transaction.

For purposes of this letter, a “Resignation for Good Reason” shall mean a resignation by you due to any of the following events which occur after and as a direct result of a Change in Control: (1) a material reduction in compensation, unless such a reduction is applied, by resolution of the Board of Directors, to all members of the Company’s officers; (2) a material adverse change in your title due to a demotion; or (3) a material adverse reduction in your role and responsibilities.

You will not be eligible for any severance benefits in the event of a termination with Cause or any resignation that does not qualify as a Resignation for Good Reason.

If the relationship between Execustaff and the Company is terminated for any reason, you will agree that the Company will become solely responsible as your employer for all payroll, workers’ compensation and benefits, including severance and vacation pay, and you will agree to seek the same only from the Company.

Miscellaneous

This Agreement sets forth and forms the complete and exclusive statement of your employment agreement with the Company concerning your promotion and employment terms, and this Agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, concerning the subject matters set forth in this letter including, but not limited to, your original offer letter with the Company dated September 4, 2002.  This letter agreement cannot be changed except in a writing signed by you and a duly authorized member of the Board, and such writing must be approved by the Compensation Committee to be effective.

We are very pleased to offer you this promotion.  Please sign and date this letter, and return it to me by March __, 2003, if you wish to accept this promotion under the terms described above.

Sincerely,
Pharsight Corporation

/s/ Arthur Reidel
Arthur Reidel
Chairman of the Board of Directors

ACCEPTED:

/s/ Shawn M. O’Connor	March 31, 2003
Shawn M. O’Connor	Date